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                      October 25, 2022

       Frank P. Sedlarcik
       Vice President, Assistant General Counsel and Secretary
       International Business Machines Corporation
       One New Orchard Road
       Armonk, New York 10504

                                                        Re: International
Business Machines Corporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 7, 2022
                                                            File No. 001-02360

       Dear Frank P. Sedlarcik:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program